UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of Report (or Date of Earliest Event Reported): March 22, 2005

Trinsic, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	000-28467 (Commission File Number)	59-3501119 (I.R.S. Employer Identification Number)

601 South Harbour Island Boulevard, Suite 220
Tampa, Florida 33602
(Address of Principal Executive Offices)
(813) 273-6261
(Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into Material Definitive Agreement

     On March 24, 2005, we received an advance of $1,162,500 from The 1818 Fund III, L.P. pursuant a $15 million Standby Credit Facility Agreement dated August 24, 2004 between us and The 1818 Fund. The 1818 Fund III, L.P. is one of a family of funds managed by Brown Brothers Harriman & Co. Loans under the credit facility are represented by a Senior Unsecured Promissory Note bearing interest at 9.95% annually. The note matures March 31, 2006, but under certain circumstances may be extended by the company until August, 2006.We intend to use the funds temporarily to meet a deposit requirement of an incumbent local exchange carrier. A copy of Standby Credit Facility Agreement is attached as Exhibit 10.1 to our Form 8-K filed August 26, 2004.

Section 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation

     See Item 1.01 above.

Section 3 – Securities and Trading Markets

Item 3.01 Notice of Failure to Satisfy a Continued Listing Rule

     By letter dated March 22, 2005, the Nasdaq Stock Market has notified us that for the previous 30 business days the bid price of our stock closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4) and that therefore we will be provided 180 calendar days, or until September 19, 2005, to regain compliance. If at anytime before September 19, 2005, the bid price of our stock closes at or above $1.00 per share for a minimum of 10 consecutive business days we will receive written notification of compliance with Marketplace Rule 4310(c)(4). Furthermore, if we cannot demonstrate compliance by September 19, 2005, but meet The Nasdaq SmallCap Market initial listing criteria, except the minimum bid price requirement, then Nasdaq will grant to us an additional 180 day compliance period. We have not at this time determined to take any action in response to this notice.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 25, 2005.

TRINSIC, INC.
By:	/s/ Horace J. Davis, III
Name:	Horace J. Davis, III
Title:	Acting Chief Executive Officer

A signed original of this Form 8-K has been provided to Trinsic, Inc. and will be retained by Trinsic, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.